Exhibit 16(23)a: Consent of Independent Auditors -- Ernst & Young LLP
Consent of Independent Auditors
The Board of Directors of ING Life Insurance and Annuity Company and Subsidiaries

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-2 and related Prospectus of ING Life Insurance and Annuity Company and Subsidiaries (formerly Aetna Life Insurance and Annuity Company and Subsidiaries and hereafter referred to as ILIAC) related to the registration of additional securities in the ILIAC Guaranteed Accumulation Account, and to the incorporation by reference therein of our report dated January 31, 2002, with respect to the consolidated financial statements and schedules of ILIAC included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Hartford, Connecticut December 9, 2002